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                                                               Exhibit 23.0


          Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-91237, No. 333-72726, No. 333-52325, No. 33-54705,
No. 33-41478 and No. 33-47307) pertaining to the 2002 Stock Option Plan, Stock Option Agreements for Harvey L. Karp and William D. O'Hagan, 1998
Stock Option Plan, 1994 Stock Option Plan and 1994 Non-Employee Director Stock Option Plan, and the 1991 Incentive Stock Option Plan of Mueller Industries, Inc., respectively, of our reports dated March 1, 2005, with respect to the consolidated financial statements of Mueller Industries, Inc., Mueller Industries, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Mueller Industries, Inc. included in the Annual Report (Form 10-K) for the year ended December 25, 2004.

Our audits also included the financial statement schedule of Mueller Industries, Inc. listed in Item 15(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                       /s/ERNST & YOUNG LLP


Memphis, Tennessee
March 1, 2005